                                                                  EXHIBIT 10(o)
                                 GOLDEN HEALTH CARD
                                       CONTRACT


     This agreement ("Card Contract") is entered between TriSun Medical Corporation--China, a corporation formed ("TSM") by the China National Institute of Hospital Administration for the purpose of promoting advanced technology in health care, and TriSun/CTI Asia, Ltd, a Cyprus corporation ("TriSun") formed as a strategic alliance partner for initiating telemedicine capabilities in the PRC for the health care industry.

     WHEREAS, the shareholders of TriSun accepted on October 6, 1994, the joint responsibility for implementing the major health care plan adopted by the Ministry of Public Health through the National Institute of Hospital Administration ("NIHA") to employ for the hospitals of China a telemedicine capacity to intergrade the hospital management computer systems, and to install thermal imaging technology in the hospitals for advanced health care in China (the "Golden Health Plan");

     WHEREAS, the Ministry of Public Health through the NIHA adopted the business plan for TriSun on October 22, 1994, and granted to TriSun the exclusive right to place thermal imaging and telemedicine technologies in the hospitals in China; and

     WHEREAS, this Card Contract is entered for the purpose of accomplishing the agreed responsibility of TriSun to formulate and execute a comprehensive plan for the exclusive placement of laser cards designed to facilitate health care ("Health Cards") in China.

                                 W I T N E S S E T H:

     NOW, THEREFORE, in exchange for the premises set forth herein, and in contemplation of the assistance of third-parties necessary to accomplish the Golden Health Plan, the parties agree as follows:

     1. PURPOSE. TriSun agrees to operate a "National Health Card" service to promote and improve the delivery of Health Care to citizens of the Peoples Republic of China. Use of the Health Cards will substantially improve the efficiency of delivering health care services. Therefore, TriSun and TSM will encourage patients to use Health Cards by offering substantial benefits through the hospitals and clinics when obtaining medical services. The TriSun Health Card service will offer benefits to the hospitals and medical clinics for cooperating in the use and distribution of Health Cards among patients so that the benefits of using the Health Cards can commence immediately. The Health Card is the first stage to accomplish the goals of the Golden Health Plan.

     2. THE HEALTH CARD. The Health Cards will be used for admitting and discharging patients and for recording and recalling medical records. The Health Cards will eliminate the need for recording and storing paper files for medical and insurance records of the patient. Nationwide, Health Cards will result in substantial reduction in health care costs through the elimination of storage requirements for medical records. The cost savings from utilization of Health Cards will pay over time for the cost in implementing the telemedicine system being implemented by TSM pursuant to the Golden Health Telemedicine Contract. TSM grants TriSun the exclusive right to supply laser cards for use in all hospitals and clinics supervised by the NIHA to ensure compatibility and to protect the privacy of medical records. TriSun shall select an effective Health Card for the PRC to meet the goals set by TSM. The Health Card must be durable and capable of containing laser information which will impede tampering with medical records of the patient. TriSun shall adopt a design approved by TSM which has picture identification. TriSun shall deliver ordered cards to the persons when they complete their membership applications and pay the membership fee.

     3. THE TRISUN DATABASE. TriSun will invest in the development of a computer database which will be developed over time to offer numerous benefits to its members to assist with the delivery of health care. Among the functions of the database will be the following:

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     1)   Each member will receive a laser coded Health Card which will store the member's medical records and interface with the data base.

     2) The database is currently updated with each member's medical treatment with each use of the Health Card.

     3) The medical history of each member is recorded on the Health Card and on a centralized computer archive to avoid loss of medical records and to enable prompt access by an individual to his own medical records.

     4) Over time, the database will be developed to enable Health Card members to access information about the availability of specific medical treatments and the locations of doctors and clinics with a particular medical expertise.

     (5) The database will be developed to advise member's of special treatments or discounts available.

     (6) The database will collect digitized thermal images from examinations and cross reference actual disorders. This database will continually improve a diagnostic analysis of thermal imaging to assist a member's attending doctor to diagnose the ailment.

     4. TRISUN BUSINESS PLAN. TriSun will invest in the development of the computer database and in the nationwide system for providing Health Card benefits to its members. TSM agrees to obtain the cooperation of the hospitals and clinics supervised by the NIHA to enable the Health Card business plan of TriSun to succeed to facilitate the delivery of health care in China. A description of the initial business plan of TriSun is attached as Exhibit A.

     5. MEMBERSHIP FOR HEALTH CARD USERS. TriSun will provide membership application forms for the TriSun Health Card. To become a member in the TriSun Health Card, each person will submit a completed application form along with three year membership fee of RMB 125. (This fee will be adjusted for any material fluctuations in currency.) TSM will distribute TriSun Health Card membership applications among the hospitals and clinics supervised by the NIHA. TSM will cause hospitals and clinics to immediately distribute the applications to patients and to collect the completed applications and membership fees. TSM will send the membership applications and fees to TriSun. TSM's goal is for each hospital to collect 100,000 applications and for each small hospital (under 250 beds) and clinic to collect 10,000 applications. TriSun will deliver to each member, through the participating hospital or clinic, a coded laser Health Card with picture identification. This code and picture will prevent any other person from accessing the member's medical records unless the member is present using the Health Card.

     6. LOSS OF HEALTH CARD. The centralized archives of the CTI System will retain medical records of each member. If a Health Card is lost, no other person may use the card. The Health Card can be replaced and restored. TriSun has the exclusive right to provide replacement cards and will charge a minimal fee for replacing the card and coding the laser chip with the medical records stored on the CTI System.

     7.   DEVELOPMENT OF HEALTH CARD SYSTEM.    Due to the start up time
requirements of installing the CTI System, TSM will elicit the hospitals and clinics to immediately order a Reader/Writer from TriSun which can be used before the CTI System is installed, and to submit an order for a CTI System, which will be systematically supplied to all hospitals over the next 6 years. The cost of the Reader/Writer at this time is $5,000 (U.S.), but prices will be subject to adjustment as technology develops. The ordering hospital may pay currently or add the cost to the letter of credit to purchase the CTI System.

     8. PARTICIPATION BENEFIT TO HOSPITALS AND CLINICS. The hospitals will benefit by extensive use of Health Cards by patients and by promoting the use of the technology through the CTI System. Over time, use of the Health Cards will substantially reduce the hospital space required for storage of physical paper medical

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records.  In addition, TriSun will pay each participating hospital and clinic a fee to participate in the program.  The fee structure will be as follows:

          (a) PARTICIPATION FEE. The participation fee is equal to 10% of the membership fees collected from applications through the respective hospital or clinic. Therefore, each membership application must identify the hospital or clinic. The participation fee will be paid to the hospital each six months after calculating the number of membership applications collected from that hospital or clinic.

          (b) PROMOTIONAL FEE. During a promotional period beginning June 1, 1995 through June 30, 1996, each participating hospital and clinic will be entitled to a promotional fee, instead of the 10% fee, in the following amounts:

               (1) If the hospital collects over 10,000 membership application fees, TriSun will pay a total participation fee of 20%.

               (2) If the hospital collects over 100,000 membership application fees, TriSun will pay a participation fee equal to 30%.

          (c) SCANNING CHARGE. Each hospital may charge a service fee for scanning existing medical records for coding the Health Card if requested by a Health Card member.

          (d) REDUCED STORAGE SPACE. Scanning existing files will enable the hospital to discard those medical files and reduce hospital storage space.

          (e) ATTRACTS HEALTH CARD USERS. Health Card users will visit only participating hospitals and clinics.

          (f) HOSPITAL CHARGES FOR USER OF CTI SYSTEM. The CTI System will be owned by the hospital which may charge for customary technology examination services, subject only to a $5.00 (U.S.) license fee must be paid to TriSun for each thermal imaging print made.

The Promotional Fee alone could allow a hospital or clinic to earn all or substantially all of the cost of the CTI System installation. For instance, collection of 100,000 membership fees would earn approximately $450,000 (U.S.) for the participating hospital.

     9. REQUIREMENTS OF PARTICIPATING HOSPITALS AND CLINICS. To become a participating hospital or clinic, the medical facility must agree to the following terms:

          (a) Provide all of the benefits listed in paragraph G of the Business Plan, including separate admission and discharge lines and discounts for Health Card users.

          (b) Agree with TSM to purchase a CTI System (or a CTI Remote System for hospitals under 250 beds or clinics), and agree to a delivery date.

          (c) At the time specified by TSM, cause a bank acceptable to TriSun to issue a letter of credit in favor of TriSun for the total purchase price. The letter of credit amount for a CTI System is $500,000 (U.S.) and the letter of credit amount for each CTI Remote System is $80,000 (U.S.) unless additional technology is ordered. The letter of credit will provide for payments to TriSun of 30% of the purchase price upon delivery, 20% in 2 months after delivery, and the remaining 50% to be paid 6 months after delivery. TSM will arrange for installation 5 months from the date when the letter of credit is issued.

          (d) Purchase from TriSun a Reader/Writer compatible with the CTI System for interfacing with the Health Cards. TriSun will also deliver with each Reader/Writer a scanner which may be used by the hospitals to scan existing medical records and patient images for coding on Health Cards to enable the hospitals to discard existing files. Large hospitals may wish to purchase an additional Reader/Writer to handle patients.

          (e) For installation of the CTI System, prepare a room which is at least 16 feet by 20 feet in dimensions installed with water and electricity and with access to outside air. The space must be available on the date of delivery.

          (f) For installation of the CTI Remote System in smaller hospitals and clinics, prepare a work room for the CTI computer work station, installed where physicians and technicians may readily access the system.

          (g)  Train clerks to use the Reader/Writer

          (h) Designate two technicians and doctors to be trained by TriSun upon installation of the CTI System.

     10. ARBITRATION. Any dispute between the parties or any hospital or the Bank pertaining to Card Contract shall be resolved by binding arbitration in accordance with the UNCITRAL Arbitration Rules administered by the International Centers for Arbitration ("ICA"). ICA shall be the appointing and administrative authority. The supplemental procedural rules of the ICA and the laws of Cyprus shall apply. In the event of a dispute, any party may notify ICA, and each party shall select an arbitrator to resolve the dispute. ICA shall appoint an independent third arbitrator who shall be familiar with customs in China and who shall be acceptable to both arbitrators.

     11. MUTUAL COOPERATION. The purpose of this Card Contract is to facilitate the delivery of health care to the citizens of China and to cause a substantial reduction in the health care costs in China. TSM shall coordinate among hospitals to modify hospital procedures and offer incentives, including discounts, for citizens to use Health Cards to reduce the cost of providing
health care.   TriSun will regularly improve its database and offer benefits to members to improve delivery of health care services. TriSun shall cooperate with TSM to respond to recommended changes and procedures as the Golden Health Plan progresses. It is understood that the purpose of this Health Card Contract is to facilitate the Golden Health Plan for the Ministry of Public Health.

     Signed this    24th    day of April, 1995.
                  -------
                              TRISUN MEDICAL CORPORATION--CHINA


                              By: /s/  Pei DongHong
                                  -------------------------------------
                                   Dr. Pei Donghong, President
                                   Legal Representative


                              TRISUN/CTI ASIA, LTD.


                              By: /s/ Bin Zhou
                                  -------------------------------------
                                   Dr. Bin Zhou (Ben Chou), Chairman

                              By: /s/ David B. Johnston
                                  -------------------------------------
                                   David B. Johnston, President

                                      EXHIBIT A

                                TRISUN CTI/ASIA, LTD.

                                    BUSINESS PLAN


     The National Institute of Hospital Administration ("NIHA") has conceived the enormous task of implementing the Golden Health Plan. The goal of the Golden Health Plan is to enable all citizens needing medical care in any hospital, out-patient clinic, village clinic, or other medical facility to receive efficient delivery of health care with the benefits of advanced medical technology. The Golden Health Plan calls for those medical facilities to install computer systems capable of utilizing telemedicine benefits. Telemedicine offers access to other medical experts and medical research for diagnosis and treatment. The goals of the Golden Health Plan will be achieved through the work of TriSun Medical Corporation ("TSM") in cooperation with the hospitals and clinics supervised by the NIHA. The first stage for achieving the goals of the Golden Health Plan is the broad distribution and use throughout China of the Health Card. The Health Card is the key to interconnecting all of the health care delivery services to be offered through computerized systems. Without the Health Cards, the existing method of recording medical records on paper prevents full utilization of the computer system.

     TriSun/CTI Asia, Ltd. ("TriSun") will initiate in June 1995 a National Health Card service to facilitate the delivery of health care to citizens of the Peoples Republic of China. TriSun is acting in full cooperation with TriSun Medical Corporation and the hospitals, clinics, and other medical facilities supervised by the NIHA. Persons who join to become members and use the TriSun Health Card will receive substantial benefits. Use of the Health Cards will reduce costs of receiving medical treatment and will access the benefits of advanced technology in medical care through telemedicine. Each member will be delivered a Health Card coded with the member's individual medical records on laser chips which can contain up to 2,000 pages of medical records and medical images. Health Cards assure members that vital information concerning medication and allergic reactions is available for instant access by an attending doctor in any participating hospital or clinic throughout China.

     A. CTI SYSTEM NETWORK. The Health Cards will provide direct access to the TriSun database. The TriSun computer database will be linked to each participating hospital and clinic through computer systems ("CTI System") developed by TriSun and installed in each participating medical facility. Each CTI system delivers telemedicine capability to the hospital and will be linked to a thermal imaging unit. With the cooperation of the hospital and clinic administrators, TSM will systematically arrange for TriSun to install the CTI System in each of China's 6,000 hospitals and to install the CTI Remote System in 200,000 clinics over the next 6 years.

     B. EDUCATIONAL MATERIALS TO HOSPITALS AND CLINICS. TriSun will provide an information and education brochure on the CTI System. TSM will distribute CTI System brochures among hospital administrators June through September 1995.

     C. TELEMEDICINE BENEFIT. Each CTI System provides the participating hospital with telemedicine capability. The attending physician can provide better medical treatment through improved diagnosis capability. The telemedicine system allows the doctor to seek immediate assistance from experts at other medical facilities. The CTI System also offers a continually updated diagnostic capability for thermal imaging to allow the computer to compare the results of a thermal image to thousands of other images to offer diagnostic possibilities. This is a diagnostic tool not used in any country in the world. Furthermore, the CTI system can link to other modes of imaging, such as medical resonance imaging or x-ray, to cross examine and compare images to improve the diagnosis of difficult problems.

     D. CTI SYSTEM ORDERS. Each hospital and clinic may elect to participate with TriSun by ordering a CTI System (required for hospitals with over 250 beds) or a CTI Remote System. The CTI Remote System includes computer telemedicine capability without a thermal imaging unit. The "Order Form for CTI Systems," attached as Exhibit B, should be delivered to TSM or TriSun. Hospitals and clinics will be placed on a priority for installation determined by TSM (1) in the order in which the hospital or clinic

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

advises TSM that it accepts installation of the CTI System and (2) dependent upon access to telecommunications connections. Hospitals with telecommunications access compatible for transmission of digitized computer information will be given priority. As part of the Golden Health Plan, TSM and TriSun also are developing plans to network every medical facility on a telecommunications superhighway. The CTI System offers thermal imaging and computer assisted diagnosis assistance even before telecommunications connections.

     E. USE OF HEALTH CARD. The Health Card offers direct access for the member into the CTI System and will offer the attending doctor direct access to the member's private medical records. The Health Card enables a doctor at any participating hospital in China to have immediate knowledge of his medical history as if the doctor were the member's own private physician. This information makes available instantly records of vital information, such as allergic reactions and effects of medications. The Health Card will contain the individual's vital medical records even in the event of emergency medical treatment in a participating village clinic or hospital which may not have immediate access to the central database.

     F. HOSPITAL KEY. Each participating hospital and clinic will have a TriSun Reader/Writer to read a member's Health Card and record current medical information. The Health Card is the member's key to the computer system. The Reader/Writer enables the participating hospital to admit patients through the Health Card, access prior medical records, update medical records of the patient, and discharge patients with no paper work file requirements. Hospitals, outpatient clinics, small hospitals, and village clinics throughout China may order Reader/Writer equipment at any time by completing the Order. The Reader/Writer is capable of downloading and recording patient medical information for retention in central computer health records if the location is not yet networked by telecommunications. Current medical treatments will be read and recorded to the TriSun database in batches until the CTI System is installed at the participating hospital to enable on-line access to the database.

     G. HOSPITAL CONCESSIONS TO HEALTH CARD USERS. Health Cards will improve the delivery of health care to patients through (a) access to latest medical technology and expertise at any participating hospital location and (b) the reduction of time consuming paper processing during admission, treatment, and discharge from hospitals and medical facilities. Use of the Health Cards will enable the hospitals to reduce the costs of storing medical records. Therefore, hospitals and clinics supervised by the NIHA that choose to participate in the TriSun Health Card system will offer incentives to Health Card users, including but not limited to the following:

     (1) Uniform discounts on charges for medical services, coordinated with TSM.

     (2)  Special discounts for use of computerized thermal imaging treatment.

     (3) Easier and quicker admission to medical facilities by using separate admission lines for Health Card users. Separate admission treatment is justified, because the Health Cards eliminate the need to complete and maintain paper records.

     (4) Easier and quicker discharge from hospitals and clinics by establishing separate discharge lines for Health Card users. Paper records of insurance and payment should be eliminated by using Health Cards.

     (5) Participating hospitals will offer free medical check ups after the patient has been to the participating hospital or clinic for a minimum number of visits.

     (6) Future medical treatments will be recorded currently on the Health Card upon each visit. Existing records and images may be scanned and recorded on the Health Card and in the CTI System when it is installed in the hospital if a member believes existing records contain important information for knowledge of any attending physician.

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     (7)  Only a Health Card user has access to his private medical records for use by the member and his attending physician. No medical records can be erased or lost.

     H. THERMAL IMAGING TECHNOLOGY IN THE CTI SYSTEM. Thermal imaging offers a completely safe imaging examination, without risk from repeated procedures. The thermal imaging unit developed by Computerized Thermal Imaging, Inc. offers examination of soft tissue disorders that might not be detected by other imaging systems or physical examinations. Computerized thermal imaging digitizes each examination for computer analysis to continually build and improve diagnostic capability. The telemedicine system enables participating hospitals and clinics to access other medical experts at other hospital locations throughout China who can examine the computerized thermal images and assist the local physician with diagnosis and treating the ailment.

Business Plan approved jointly by

TriSun Medical Corporation and
TriSun CTI/Asia, Ltd.

                                       3

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                                      EXHIBIT B
                                          TO
                             GOLDEN HEALTH CARD CONTRACT

                              ORDER FORM FOR CTI SYSTEM

NAME OF HOSPITAL OR CLINIC:                        ("Hospital")
                           -----------------------
                   ADDRESS:
                           -----------------------

                           -----------------------

     The Hospital hereby notifies TriSun/CTI Asia, Ltd., TriSun Medical Corporation, and the Bank that the Hospital orders, for delivery in five months, the following:

________  CTI SYSTEM:
          (Includes Thermal Imaging equipment, capacity for serving other imaging procedures, programming for telemedicine capabilities, networking software, and one work station)

_________ CTI REMOTE SYSTEM:
          (Includes one work station)

_________ HEALTH CARD READER/WRITER:

ADDITIONAL ACCESSORIES AND CONNECTED SOFTWARE REQUESTED:
_________    Number of additional work stations.
_________    Scanner for Reading Medical Records on Health Cards
_________    X-Ray and Programming for Telemedicine Imaging
_________    CAT Scan and Programming for Telemedicine Connection
_________    Added Software Capability
             Describe Desired Software: _____________________________
_________    Other Technology Describe: _____________________________

     The undersigned Administrator of Hospital, or the representative of TriSun Medical Corporation, hereby confirms that the Hospital guarantees payment to the Bank. Payment shall be made 30% due 5 days after delivery to port in China, 20% 60 days after Delivery, and the remaining 50% within 6 months after bill of lading date. Total payment shall be made in the full amount, as set forth below, of the letter of credit issued for the benefit of Hospital in favor of TriSun/CTI Asia, Ltd., for the purchase of the items in this order. Payment by the Hospital to the Bank shall be in the manner required by the Bank in the amount in U.S. Dollar currency specified in the letter of credit. The letter of credit shall be paid to TriSun by the Bank in U.S. Dollars.

HOSPITAL:
By:
   ---------------------------------
Name:
     -------------------------------
Title:                                  Dated:
     -------------------------------          ---------------------------

(This part to be completed by TriSun and copy sent to TSM:)

TOTAL PURCHASE UNDER THIS ORDER FORM: $
                                       ----------------

Send this Order Form by telefax to TriSun at 357/462-8668 in Cyprus with copy to U.S. at 503/650-8551